Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of [INSERT], (the “Effective Date”), by and between Sky Power Holdings Ltd., a limited liability company established under the laws of Cayman Islands (the “Company”), and the individual  signatory hereof (the “Employee” and together with the Company, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto covenant and agree as follows:

1.              EMPLOYMENT

The Company hereby employs Employee in the position of [INSERT], and the Employee hereby accepts such Employment (the “Employment”), upon the terms and conditions set forth in this Agreement.

2.              TERM

The initial term of the Employment shall be three [CONFIRM] years, commencing on [INSERT] (the “Effective Date”), until [INSERT], as may be renewed by the mutual agreement of the Company and the Employee (the “Term”).

3.              PROBATION PERIOD

There is no [CONFIRM] probation period included in the term of this agreement.

4.              WORKING HOURS

The working hours are from 9 a.m. to 5 p.m. [CONFIRM] per day from Monday to Friday, or a total number of 40 [CONFIRM] hours a week, as shall be set out by the company from time to time but in any case shall be in compliance with the provisions of the Hong Kong Employment Ordinance.

5.              DUTIES AND RESPONSIBILITIES

In the Employment, the Employee will be responsible for [INSERT] of the Company, and other responsibilities that are customary for a [INSERT TITLE] of a company that is similar to the Company. The Employee’s duties at the Company may be adjusted, and will also include other relevant duties and jobs at the Company or any of its subsidiaries as may be assigned, by the Company’s board of directors (the “Board”) or the Chairman or Chief Executive Officer of the Company from time to time.  Subsidiaries of the Company as used in this Agreement include those entities controlled by the Company from time to time, through ownership of equity interest, by contract or otherwise.

The Employee shall devote all of his or her working time, attention and skills to the performance of his or her duties of the Employment, and shall faithfully and diligently serve the Company and its applicable subsidiaries in accordance with this Agreement, the guidelines, policies and procedures of the Company and its applicable subsidiaries as approved from time to time by the Board and applicable laws and regulations.

The Employee shall use his or her best endeavor to perform the duties hereunder. The Employee shall not, without the prior consent of the Board, become an employee or consultant of, or otherwise provide services to, any entity other than the Company and any subsidiary of the Company, and shall not be concerned or interested in any other business that directly or indirectly competes with that carried on by the Company and its subsidiaries. Notwithstanding the foregoing, nothing in this clause shall preclude the Employee from holding or being otherwise interested in not more than 1% of the total issued shares or other securities of such companies that are either listed on any securities exchange or recognized securities market anywhere or by means of private investment into any company whose business are not competing directly or indirectly with that if the Company and its subsidiaries, provided that the Employee shall notify the Company in writing of his or her existing interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require, provided further that before the Employee obtains such additional interest or such additional shares, the Employee shall first notify the Company in writing and with such details and particulars as the Company may reasonably require.

6.              LOCATION

A. The Employee will be based in locations that the Company considers necessary or desirable for carrying out his or her duties. B. The employee will be based in Hong Kong P. R. China for the time being [CONFIRM].

7.              COMPENSATION AND BENEFITS

(a)                          Annual Salary. In consideration for the service rendered by the Employee to the Company and its subsidiaries, the Employee’s compensation shall consist of (X) an annual salary of US$[INSERT] for the first year of the Employment, subject to annual review and adjustment by the Company in the first quarter of every succeeding year and (Y) a discretionary performance bonus based on his or her performance.  The Employee is employed on a full-time basis.  The duties of the Employee may necessitate working overtime for no additional compensation from the Company or its subsidiaries.

(b)                          Mandatory Provident Fund. The Employer and the Employee are to make contributions towards the Mandatory Provident Fund Scheme in accordance with the requirements specified in the Hong Kong Mandatory Provident Fund Schemes Ordinance.

(c)                           Holidays. The employee is entitled to the Hong Kong statutory holidays as specified in the Employment Ordinance, public holidays, and other holidays set out by the law of P. R. China [CONFIRM].

(d)                          Annual Leave. The Employee shall be entitled to [INSERT] paid annual leave each year during the term of the Employee’s employment according to the provisions of the Employment Ordinance. Unused annual leave from the prior year may not be carried over to the succeeding year.

(e)                           Sickness Leave. Te Employee is entitled to sickness leave according to the provisions of the Employment Ordinance. Appropriate medical certificate is needed to support the sick leave.

(f)                            Work Arrangement during Typhoon & Black Rainstorm Warnings. The employee is not required to work and there is no deduction on wage when Typhoon Warning Signal No. 8 or above or Black Rainstorm Warning is in force. If the employee is asked to report to duty in such weather conditions, the employee is entitled to special travelling allowance.

(g)                           Taxation. The Employee is responsible to report his or her compensation and benefits received from the Company and its subsidiaries to relevant tax authority in accordance with relevant laws and regulations and to pay any tax payable to the relevant tax authority on such compensation and benefits. The Company or any of its subsidiaries shall have the right to report his or her compensation and benefits to relevant tax authority and withhold an adequate portion for the relevant tax payment in accordance with relevant laws and regulations.

8.              TERMINATION OF THE AGREEMENT

(a)                          By the Company. The Company may terminate the Employment for cause, at any time, without prior notice or remuneration, if (i) the Board determines that the Employee has ceased to perform his or her duties to the Company or an applicable subsidiary (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his or her duties to the Company, (ii) the Board determines that the Employee has engaged or is about to engage in conduct materially injurious to the Company or an applicable subsidiary or contrary to the interest of the Company or an applicable subsidiary; (iii) the Employee has been convicted of, or has pled guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty; (iv) the Employee has failed to follow the lawful instructions of the Board or his or her superiors; (v) the Employee has materially violated the terms of this Agreement or any other employment,  non-competition, intellectual property, confidentiality, indemnification or similar agreement between the Employee and the Company or an applicable subsidiary and such violation continues after the Employee is afforded a reasonable opportunity to cure such violation; (vi) the Employee has materially violated the guidelines, policies and procedures of the Company or an applicable subsidiary; or (vii) the Employee has been negligent or acted dishonestly to the detriment of the Company or an applicable subsidiary.  In addition, the Company may terminate the Employment without cause at any time. In the case of termination by the Company without cause, the Company will pay the Employee a compensation equal to three months of his or her monthly salary.

(b)                          By Employee. The Employee may terminate the Employment at any time upon three months written notice to the Company, provided that, in the event that the Employee provides less than three months written notice, the Employee may be required to pay to the Company a damage.

(c)                           Disability or Death.  The Term and the Employee’s employment hereunder shall terminate upon his death or if the Employee becomes physically or mentally incapacitated and is therefore unable to perform his or her duties in excess of ninety (90) days during any twelve (12) month period (such incapacity is hereinafter referred to as “Disability”).   Upon termination of the Employee’s employment hereunder for either Disability or death, the Employee or the Employee’s estate (as the case may be) shall be entitled to receive his or her monthly salary through the date of such termination.  The Employee or the Employee’s estate (as the case may be) shall have no further rights to any compensation (including any bonus) or any other benefits under this Agreement.  All other benefits, if any, due the Employee following the Employee’s termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company or the applicable subsidiaries; provided, however, that the Employee (or his estate, as the case may be) shall not participate in any other severance plan, policy or program of the Company or such subsidiaries other than those agreed and concluded between the Employee and the Company.

9.              CONFIDENTIALITY AND NON-DISCLOSURE

In the course of the Employee’s services, the Employee may have access to Confidential Information (as defined below) of the Company, its subsidiaries or any other third party, including but not limited to those embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles, pertaining to the businesses of the Company, its subsidiaries or such other third party. All materials containing any such Confidential Information are the property of the Company, its subsidiaries, and/or such third party, and shall be returned to the Company, its subsidiaries, and/or such third party upon expiration or earlier termination of this Agreement. The Employee shall not directly or indirectly disclose or use any such Confidential Information, except as required in the performance of his or her duties in connection with the Employment.

During and after the Employment, the Employee shall hold the Confidential Information in strict confidence; the Employee shall not disclose the Confidential Information to anyone except other employees of the Company and its subsidiaries who have a need to know the Confidential Information in connection with the business of the Company and its subsidiaries. The Employee shall not use the Confidential Information other than for the benefits of the Company and its subsidiaries.

“Confidential Information” means information deemed confidential by the Company and its subsidiaries, treated by the Company and its subsidiaries or which the Employee knows or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, conceptions, technology, technical data, financial information, customer list, corporate structure and know-how, relating to the business and affairs of the Company, its subsidiaries or any other third party, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Confidential Information does not include information generally known or released to public domain through no fault of the Employee.

This Section 0 shall survive the termination of this Agreement for any reason.

10.       INVENTIONS

The Employee understands that the Company and its subsidiaries are engaged in research and development and other activities in connection with its business and that, as an essential part of the Employment, the Employee is expected to make new contributions to and create inventions of value for the Company and its subsidiaries.

From and after the Effective Date, the Employee shall disclose in confidence to the Company and its subsidiaries all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectible as trade secrets

(collectively, the “Inventions”), which the Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of his or her employment at the Company. The Employee acknowledges that copyrightable works prepared by him or her as part of the duties and jobs of the Employee at the Company or the applicable subsidiaries or primarily using the Company’s resources and during the period of his or her employment with the Company are “works for hire” and that the Company and its subsidiaries will be considered the author thereof. The Employee agrees and acknowledges that all the Inventions are works made for hire and shall be the sole and exclusive property of the Company and its subsidiaries, including any copyrights, patents, mask work rights, trade secrets, or other intellectual property rights pertaining hereto. If it is determined that any such works are not works made for hire or if their ownership is otherwise vested in the Employee for any reason, the Employee hereby assigns all his or her right, title and interest, including rights of copyrights, patents, mark work rights, trade secrets, and other intellectual property rights, to or in such Inventions to the Company and its subsidiaries or its successor in interest without further consideration. The Employee acknowledges that in deciding the compensation of the Employee hereunder, the Company has taken into account and such compensation includes rewards for the Employee’s contribution to creating Inventions for the Company and its subsidiaries during the Employment.

The Employee agrees to assist the Company and its subsidiaries in every way to obtain for the Company and its subsidiaries and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the Inventions. The Employee will execute any documents that the Company and its subsidiaries may request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His or her obligations under this paragraph will continue beyond the termination of his or her employment with the Company and its subsidiaries, provided that the Company or its subsidiaries will compensate the Employee at a reasonable rate after such termination for time or expenses actually spent by the Employee after such termination at the Company’s request on such assistance. The Employee hereby appoints the Secretary of the Company as his or her attorney-in-fact to execute documents on his or her behalf for this purpose.

This Section 10 shall survive the termination of this Agreement for any reason.

11.       NON-COMPETITION

In consideration of the salary paid to the Employee by the Company, the Employee agrees that during the term of the Employment and for a period of two years following the termination or expiration of this Agreement (for whatever reason):

(a)                          the Employee will not approach clients, customers, business partners or other contacts of the Company and its subsidiaries or other persons or entities introduced to the Employee in his or her capacity as a representative of the Company and its subsidiaries for the purposes of doing business with such persons or entities and will not interfere with the business relationship between the Company and its subsidiaries and such persons and/or entities;

(b)                          unless expressly consented to by the Company, the Employee will not assume employment with or provide services as a director, consultant or otherwise for any direct or indirect competitor of the Company and its subsidiaries, or invest or engage, whether as principal, partner, licensor or otherwise, in any business which is in direct or indirect competition with the business of the Company and its subsidiaries; and

(c)                           unless expressly consented to by the Company, the Employee will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company and its subsidiaries employed as at or after the date of such termination, or in the year preceding such termination.

The provisions provided in Section 9 shall be separate and severable, enforceable independently of each other, and independent of any other provision of this Agreement.

The parties hereto acknowledge that the provisions contained in Section 9 are reasonable. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective to the maximum extent, both in time and geography, as permitted by applicable laws.

This Section 11 shall survive the termination of this Agreement for any reason.

12.       RETURN OF PROPERTIES

If this Agreement is discharged or terminated for whatever reason, the Employee shall forthwith return to the Company, in an intact and good status, any other documents, items, equipment and other properties that the Employee receives from the Company or its subsidiaries for the performance of his or her duties hereunder, or that is under the his or her control and relate to the business of the Company or its subsidiaries.

13.       ASSIGNMENT

This Agreement shall not be assignable by the Employee.  This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company.  Such assignment shall become effective when the Company notifies the Employee of such assignment or at such later date as may be specified in such notice.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

14.       ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Employee and the Company regarding the terms of the Employment. The Employee acknowledges that the Employee has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Employee and the Company.

15.       SPECIFIC PERFORMANCE

The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 0, 10 and 11 would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

16.       WAIVER OF BREACH

The waiver by the Company of a breach of any term of this Agreement is not a waiver of any subsequent breach.

17.       FULL ACKNOWLEDGEMENT

At the time of the execution hereof, the Employee has carefully read this Agreement, various rules and regulations of the Company and the Employee Handbook and fully understands their contents.  The Employee hereby agrees to accept and comply with this Agreement.

18.       GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to the conflict of laws provisions thereof.

19.       ARBITRATION

(a)                          Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision), shall be finally resolved by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Center  (the “Arbitration Center”) and in accordance with the UNCITRAL Arbitration Rules as are in force at the date of this Agreement and as may be amended by the rest of this Section 19.  For the purpose of such arbitration, there shall be a sole arbitrator selected by the Chairman of the Arbitration Center.

(b)                          All arbitration proceedings shall be conducted in English. The arbitrator shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 18.  Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(c)                           The costs and expenses of the arbitration, including the fees of the arbitrator, shall be allocated between each Party as the arbitrator deems equitable.

(d)                          Any award made by the arbitrator shall be final and binding on each of the Parties that were parties to the dispute.  The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the arbitrator so that there shall be no appeal to any court of law for the award of the arbitrator, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the arbitrator was given.

IN WITNESS WHEREOF, this Agreement has been executed.

SKY POWER HOLDINGS LTD.

Signature:
Name:	[INSERT]
Title:	[INSERT]

EMPLOYEE

Signature:
Name:	[INSERT]